Exhibit 99.1

Neuronetics, Inc. Announces Appointment of Dr. Cheryl R. Blanchard to its Board of Directors

Dr. Blanchard brings more than 30 years of medical device and biotechnology experience to Neuronetics

MALVERN, PA, February 15, 2019 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced the appointment of Dr. Cheryl R. Blanchard, President and CEO of Keratin Biosciences, Inc., to its Board of Directors. Dr. Blanchard succeeds Paulina Hill, who has retired from the Board.

“Dr. Blanchard joins us at an exciting time in our Company’s history as we pursue continued business growth and advancement of neurohealth,” said Chris Thatcher, President and CEO of Neuronetics. “Her experience and tenured leadership make her an excellent addition to our Board, and we welcome her to the Neuronetics team as we fulfill our mission of transforming lives and improving the quality of life for patients who suffer from psychiatric disorders.”

Dr. Blanchard brings with her more than 30 years of leadership experience in the medical device and biotechnology space, currently serving as President and CEO of Keratin Biosciences, a developer of skin, regenerative medicine and drug delivery products. She previously served as the Senior Vice President, Chief Scientific Officer and General Manager of Biologics at Zimmer, Inc. in Warsaw, IN, responsible for Global Research and Development, Quality, Regulatory and Clinical Affairs, Health Economics and the Regenerative Medicine Business. Prior to Zimmer, Dr. Blanchard built and led the medical device practice at Southwest Research Institute while also serving as an adjunct professor at the University of Texas Health Science Center, both in San Antonio, TX.

“Neuronetics is a company whose mission I support and stand behind in the pursuit of health and well-being, and I’m honored to be a new member of the Board,” said Dr. Blanchard. “This is an opportunity to apply my experience within the industry to further advance the Company’s growth and business strategy, provide value to stockholders, and serve as a steward in giving hope to patients who need it most.”

Dr. Blanchard serves on the boards of public, private equity-backed and venture-backed companies, including SeaSpine, Anika Therapeutics and CeramTec, and she is a member of the National Academy of Engineering. She holds a B.S in Ceramic Engineering from Alfred University and an M.S. and Ph.D. in Materials Science and Engineering from the University of Texas at Austin.

With the departure of Paulina Hill from the Neuronetics Board of Directors, Dr. Blanchard will join the Compensation Committee. Ron Hunt will transition from the Compensation Committee to the Audit Committee.

“We extend our gratitude to Dr. Hill for her dedication and service on the Neuronetics Board,” said Brian Farley, Chairperson of the Neuronetics Board of Directors. “Our members, past and present, have helped the Company advance its long-term growth strategy focused on developing innovative products to improve neurohealth and ensuring more patients and providers have access to these game-changing treatments.”

For more information, please visit www.neuronetics.com.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA. NeuroStar Advanced TMS Therapy is indicated for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. Additional information can be found at www.neuronetics.com.

Forward-Looking Statements

Statements in the press regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook; the Company’s expectations regarding growth opportunities and the build out of its NeuroStar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company’s expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com

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